EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan S. Stricklin	James R. Reske
Vice President, Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
sstricklin@homesavings.com	jreske@ucfconline.com
United Community Financial Corp. Reports Positive Earnings for the
First Quarter of 2009
Highlights for the first quarter of 2009:
•	Consolidated net income increased to $3.3 million

•	Net interest margin increased to 3.04%

•	Tangible equity increased to $7.72 per share

•	Capital ratios increased to 8.33% (Tier 1 Leverage) and 12.48% (Total Risk-Based Capital)
YOUNGSTOWN, Ohio (April 30, 2009) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings), today reported consolidated net income of $3.3 million, or $0.11 per diluted share, for the three months ended March 31, 2009. This compares to a loss of $3.5 million, or $(0.12) per diluted share, for the three months ended December 31, 2008, and net income of $4.0 million, or $0.14 per diluted share, for the three months ended March 31, 2008.
Net income for the first quarter of 2009 was primarily the result of a gain recognized on the successful completion of the sale of Butler Wick Trust. This gain was partially offset by an increased provision for loan losses, and newly mandated federal deposit insurance premiums. The Company recognized an after-tax gain on the sale of Butler Wick Trust of $4.7 million and used a portion of the cash sale proceeds to repay in full all of the holding company’s outstanding debt.

Chairman and Chief Executive Officer Douglas M. McKay commented, “We continued to implement our strategic plan over the course of the first quarter and completed two major goals. We completed the sale of Butler Wick Trust and were able to completely pay-off all of the holding company’s outstanding debt. These successes have enabled us to continue with our objectives of focusing on our core banking business and maintaining Home Savings as a pillar of strength in the communities we serve.”
Net Interest Income and Margin
Net interest income was $18.7 million in the first quarter of 2009 compared to $18.6 million for the fourth quarter of 2008. Net interest income was positively impacted during the quarter by an increase in the net interest margin, which increased from 2.96% in the fourth quarter of 2008 to 3.04% in the first quarter of 2009. The net interest margin expansion was primarily due to lower cost of funds in the current interest rate environment.
Asset Quality
The provision for loan losses was $8.4 million in the first quarter of 2009, compared to $10.6 million in the fourth quarter of 2008 and $2.5 million in the first quarter of 2008. Net loan charge-offs were $6.6 million in the first quarter of 2009, compared to $7.8 million in the preceding quarter and $1.3 million in the first quarter a year ago. Charge-offs were primarily due to the economic downturn within the real estate sector. The level of net charge-offs also was negatively impacted by partial charge-offs of select one-to four-family mortgage loans, multifamily loans and non-residential real estate loans during the first quarter of 2009, as Home Savings recognized losses on these loans to appropriately reflect the current value of the collateral.
The allowance for loan losses was $37.9 million or 1.76% of the loan portfolio as of March 31, 2009, compared to $36.0 million or 1.61% of the loan portfolio as of December 31, 2008. Nonperforming assets, which includes nonperforming loans, decreased $600,000 to $135.3 million at March 31, 2009, compared to $135.9 million at December 31, 2008. The decrease in nonperforming loans was largely offset by an increase in other real estate owned due to increased foreclosure activity.
Noninterest Income
In the first quarter of 2009, the Company recognized noninterest income of $2.7 million, compared to a loss of $1.0 million in the preceding quarter and income of $6.3 million in the first quarter of 2008. The change in noninterest income recognized in the first quarter of 2009 compared to the fourth quarter of 2008 is attributable largely to an increase in service fees of $1.5 million and an increase of gains recognized on the sale of loans of $1.2 million, which were partially offset by a decrease of $948,000 in gain on the sale of securities. In the fourth quarter of 2008, the Company recorded a $2.2 million decline in value of Home Savings’ mortgage servicing rights and recognized a loss of $293,000 on the value of loans held for sale. The evaluation of mortgage servicing rights and loans held for sale in the first quarter of 2009 did not require an adjustment for a decline in mortgage servicing rights or loss in the value of loans held for sale. Losses on the disposition and valuation of real estate owned and other repossessed assets aggregated $1.1 million in the first quarter of 2009, compared to $1.9 million in the previous quarter. The loss in the first quarter of 2009 and the loss in the previous quarter in the disposition and valuation of real estate were the result of a decline in the value of collateral obtained in the settlement of loans during the period.
The change in noninterest income recognized in the first quarter of 2009 compared to the first quarter of 2008 is due to decreases in service fees earned, gains on the sale of loans and gains on the sale of securities during the first three months of 2009 as compared to the similar period in 2008. Contributing to the change in noninterest income in the first quarter of 2009 compared to the fourth quarter of 2008 was a provision of $1.0 million in the fourth quarter of 2008 related to the valuation of real estate owned at that time.
Noninterest Expense
Noninterest expense was $16.4 million in the first quarter of 2009, compared to $14.5 million in the fourth quarter of 2008 and $15.0 million for the first quarter of 2008. The change from the fourth quarter of 2008 is a result of accrued expenses for incentive compensation being reversed in that quarter due to the elimination of bonuses also in the fourth quarter of 2008. In addition, expenses related to one-time severance payments were incurred in the first quarter of 2009. Also contributing to the change was an increase in accrued expenses related to federal deposit insurance premiums resulting from recent regulatory changes. Costs incurred to maintain real estate owned and other repossessed assets also increased.
The change in noninterest expense from the first quarter of 2009 as compared to the first quarter of 2008 was due primarily to an increase in federal deposit insurance premiums of $1.8 million, offset partially by a decrease in salaries and employee benefit expenses of $1.2 million when compared with the year ago period.
Financial Condition
Total assets were $2.6 billion at March 31, 2009, a decrease of $55.5 million compared to December 31, 2008. The change is attributable to a decline in all segments of Home Savings’ loan portfolio. Home Savings’ construction and commercial loan portfolios declined due to the strategic objective of reducing origination efforts in these portfolios. Furthermore, due to a much lower interest rate environment, refinance activity has accelerated. The result of this acceleration was a decline in the portfolio of one-to four-family loans as existing loans in the portfolio are refinanced and a majority of the newly originated loans are sold into the secondary market. The decrease in loans was offset partially by an increase in securities available for sale.
Total liabilities decreased by $60.0 million during the first quarter of 2009. Total deposits at March 31, 2009, were $1.8 billion, a decrease of $50.4 million from December 31, 2008. An increase of $2.5 million in retail deposits was more than offset by maturities of brokered deposits of $52.9 million during the first three months of 2009. Home Savings obtained brokered certificates of deposit in 2008 to supplement short-term fundings with maturities ranging from six months to two years. Home Savings does not anticipate replacing these brokered deposits with additional brokered deposits as they continue to mature. In addition to the changes in deposits noted above, total liabilities also decreased as the Company paid in full a line of credit, of which $6.9 million had been outstanding at December 31, 2008.
Shareholders’ equity increased $4.4 million at March 31, 2009. The increase was attributable primarily to the gain recognized on the sale of Butler Wick Trust, offset partially by the $1.7 million net loss from continuing operations incurred in the first quarter. Book value per share and tangible book value per share as of March 31, 2009, were $7.74 and $7.72, respectively. At December 31, 2008, book value per share and tangible book value per share were $7.60 and $7.57, respectively.
Home Savings is a wholly-owned subsidiary of the Company and operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	March 31, 2009	December 31, 2008
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$46,783	$43,417
Securities	248,981	215,731
Federal Home Loan Bank stock, at cost	26,464	26,464
Loans held for sale	14,170	16,032
Loans:
Real estate	1,463,060	1,497,931
Construction	267,700	291,152
Consumer	331,853	348,843
Commercial	90,098	101,489
Allowance for loan losses	(37,856)	(35,962)

Net loans	2,114,855	2,203,453
Real estate owned and other repossessed assets	30,430	29,258
Core deposit intangible	824	884
Cash surrender value of life insurance	25,337	25,090
Assets of discontinued operations—Butler Wick Corp.	—	5,562
Other assets	54,744	52,182

Total assets	$2,562,588	$2,618,073

LIABILITIES
Deposits:
Interest-bearing	$1,722,746	$1,779,676
Noninterest-bearing	112,769	106,255

Deposits	1,835,515	1,885,931
Federal Home Loan Bank advances	334,828	337,603
Repurchase agreements and other	119,401	125,269
Liabilities of discontinued operations—Butler Wick Corp.	—	2,388
Other liabilities	33,547	31,959

Total liabilities	2,323,291	2,383,150

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued and 30,897,825 outstanding	146,178	146,439
Retained earnings	168,717	165,447
Accumulated other comprehensive income	4,545	3,635
Unearned employee stock ownership plan shares	(7,188)	(7,643)
Treasury stock, at cost; 2009 and 2008 — 6,906,632 shares	(72,955)	(72,955)

Total shareholders’ equity	239,297	234,923

Total liabilities and shareholders’ equity	$2,562,588	$2,618,073

Book value per share	$7.74	$7.60
Tangible book value per share	$7.72	$7.57

UNITED COMMUNITY FINANCIAL CORP.

		Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$34,428	$36,601	$39,627
Interest expense	15,699	17,993	22,685

Net interest income	18,729	18,608	16,942

Provision for loan losses	8,444	10,620	2,466
Noninterest income:
Non-deposit investment income	304	296	477
Service fees and other charges	1,512	(214)	1,765
Net gains (losses):
Securities	—	948	931
Other-than-temporary impairment of securities	(150)	(1,058)	—
Loans sold	1,140	(62)	2,184
Real estate owned and other repossessed assets	(1,138)	(1,933)	(140)
Other income:	1,075	1,004	1,053

Total noninterest income	2,743	(1,019)	6,270

Noninterest expense:
Salaries and employee benefits	8,023	6,281	9,050
Occupancy	984	975	947
Equipment and data processing	1,730	1,707	1,721
Amortization of core deposit intangible	60	65	78
Deposit insurance premiums	1,783	1,417	51
Professional fees	716	2,644	586
Real estate owned and other repossessed asset expenses	951	525	388
Other noninterest expense	2,152	931	2,143

Total noninterest expense	16,399	14,545	14,964

Income (loss) before taxes and discontinued operations	(3,371)	(7,576)	5,782
Income tax expense (benefit)	(1,692)	(3,236)	2,018

Net income (loss) before discontinued operations	(1,679)	(4,340)	3,764
Net income from discontinued operations— Butler Wick Corp., net of tax	4,949	843	279

Net income (loss)	$3,270	$(3,497)	$4,043

Basic earnings (loss) from continuing operations	$(0.06)	$(0.15)	$0.13
Basic earnings from discontinued operations	0.17	0.03	0.01
Basic earnings (loss)	0.11	(0.12)	0.14
Diluted earnings (loss) from continuing operations	(0.06)	(0.15)	0.13
Diluted earnings from discontinued operations	0.17	0.03	0.01
Diluted earnings (loss)	0.11	(0.12)	0.14

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):
Net loans (including allowance for loan losses of $37,856, $35,962 and $33,202, respectively)	$2,158,931	$2,228,768	$2,275,133
Loans held for sale	24,172	6,764	15,014
Securities	239,656	233,233	263,812
Other interest-earning assets	45,391	44,123	42,095
Total interest-earning assets	2,468,150	2,512,888	2,596,054
Assets of discontinued operations—Butler Wick Corp.	4,468	26,948	20,540
Total assets	2,609,801	2,666,295	2,759,814
Certificates of deposit	1,176,028	1,233,233	1,169,251
Interest-bearing checking, demand and savings accounts	562,679	553,287	608,335
Other interest-bearing liabilities	474,733	483,826	548,741
Total interest-bearing liabilities	2,213,440	2,270,346	2,326,327
Noninterest-bearing deposits	112,042	109,162	107,044
Total noninterest-bearing liabilities	147,172	135,435	146,241
Liabilities of discontinued operations—Butler Wick Corp.	2,449	14,304	4,494
Total liabilities	2,363,061	2,420,085	2,477,062
Shareholders’ equity	246,740	246,210	282,752

SUPPLEMENTAL LOAN DATA:

Loans originated	$190,067	$76,002	$197,490
Loans purchased	35,408	27,571	44,437
Loans sold	136,307	24,362	137,974
Loan charge-offs	6,691	7,967	1,598
Recoveries on loans	141	123	327

	As of	As of	As of
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$101,571	$98,253	$99,836
Restructured loans	2,726	1,797	2,869
Total nonperforming loans	104,904	106,681	104,434
Real estate owned and other repossessed assets	30,430	29,258	9,989
Total nonperforming assets	135,334	135,939	114,423
Mortgage loans serviced for others	942,362	921,000	945,939
Securities trading, at fair value	—	—	312
Securities available for sale, at fair value	248,981	215,731	303,555
Federal Home Loan Bank stock, at cost	26,464	26,464	25,764

PERFORMANCE AND REGULATORY CAPITAL DATA:

Return on average assets	0.50%	-0.52%	0.59%
Return on average equity	5.30%	-5.68%	5.72%
Efficiency ratio	71.85%	73.76%	66.39%
Tier 1 leverage ratio	8.33%	8.20%	7.67%
Tier 1 risk-based capital ratio	11.22%	10.80%	9.83%
Total risk-based capital ratio	12.48%	12.06%	12.51%